Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), is made to be effective at 12:01 A.M. E.S.T on December 15, 2010 (the “Effective Date”), by and among BEGLEY PROPERTIES, LLC, a Kentucky member-managed limited liability company (“Seller”), and PENN VIRGINIA OPERATING CO., LLC, a Delaware limited liability company (“Buyer”) and Fidelity National Title Company (“Escrow Agent”).

BACKGROUND

WHEREAS, Seller owns various estates in land situated in sixteen counties in Kentucky and two counties in Tennessee including (a) certain severed mineral estates (or portions of mineral estates) the surface to which is owned by other persons or entities, (b) certain fee estates in which the surface estate and the mineral estate (or portions of the mineral estate) are owned by Seller and (c) certain surface only estates with the related mineral estate owned by other persons or entities;

WHEREAS, Seller and Buyer have consulted with The Forestland Group LLC (“Forestland”) and intend that two related transactions will occur; (a) a related transaction by which the Seller and Forestland intend that Forestland acquire from Seller all of the surface estates, whether the minerals thereon were previously severed or are being severed by this present transaction, less and except certain fee or surface tracts that are utilized for oil and gas production or coal mining, processing or loading (the “Mineral Production Tracts”) and (b) this present transaction between Seller and Buyer by which Buyer will acquire all of the remaining estates and/or tracts from Seller, including all mineral estates and the Mineral Production Tracts; and

WHEREAS, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined in Section 1 below) in accordance with the terms and conditions set forth herein;

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NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

1. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, grant, assign and transfer to Buyer, and Buyer hereby agrees to purchase and assume from Seller, the following assets of Seller (collectively, the “Purchased Assets”):

(a) Real Property. The property interests described below in 1 (a) (i), (ii) and (iii) located in Bell, Breathitt, Clay, Estill, Harlan, Jackson, Knox, Lee, Leslie, Letcher, Magoffin, Owsley, Perry, Rockcastle, Whitley and Wolfe Counties, Kentucky and Campbell and Scott Counties, Tennessee:

(i) With respect to the property described on Schedule 1(a) as the “Mineral Tracts,” all right, title and interest of Seller in, to and under all coal, oil and gas (including coalbed methane) and other mineral rights and estates and other real estate interests, and all access and mining rights including, without limitation, all tenements, hereditaments, easements, appurtenances and privileges belonging thereto owned by Seller;

(ii) With respect to the property described on Schedule 1(a) as the “Fee Tracts,” all right, title and interest of Seller in, to and under all coal, oil and gas (including coalbed methane) and other mineral rights and estates and other real estate interests, and all access and mining rights including, without limitation, all tenements, hereditaments, easements, appurtenances and privileges belonging thereto owned by Seller more fully set forth in that certain Surface Use Agreement (the “Surface Use Agreement”), of even date herewith and effective on the Closing Date (as defined below), between Buyer and Forestland;

(iii) All right, title and interest of Seller in and to those certain parcels of land described on Schedule 1 (a) as the “Mineral Production Tracts”;

The real property interests described in Sections 1(a) (i), (ii) and (iii) shall be referred to collectively as the “Real Property.” The Real Property is more particularly described by reference to Seller’s vesting deeds set out on the tracts listing spreadsheet (“Tracts Listing”)

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attached hereto as Schedule 1 (a). The Mineral Tracts are shown in the column identified as “Mineral Acres” and the Fee Tracts are shown in the column identified as “Fee Acres” on the Tracts Listing. The Mineral Production Tracts are shown in a separate column identified as “Mineral Production Tracts” on the Tracts Listing. The tracts are generally depicted on the tracts maps (“Tracts Maps”) accompanying Schedule 1 (a).

(b) Leases and Other Contracts. Seller shall assign to Buyer all of the rents, production royalties, advance royalties, pre-paid royalties and wheelage from existing and future coal leases and licenses which authorize the mining and production of coal from any part of the Booger Mountain Property owned by Seller and situated in Knox County, Kentucky, by a Coal Lease Royalty Assignment Agreement that shall be substantially in the form of “Exhibit 1 (b) (i) Coal Lease Royalty Assignment Agreement” attached to and made part hereof. Further, all right, title and interest of Seller in, to and under all mineral leases, oil and gas leases, subleases, deeds, contracts, easements, licenses, assignments, rights-of-way, instruments and other agreements or rights relating to or associated with the use of or access to the Real Property, or benefiting the Real Property, including those described on Schedule 1(b) attached hereto (collectively, the “Contracts”).

(c) Permits. All right, title and interest of Seller in, to and under the Permits (as defined in Section 7 (j) hereof.

(d) Data, Books and Records. All engineering, geological, operational, mineral measurement, feasibility and mineral data and analyses, charts, surveys, maps, plans, drawings, computer files, drilling logs, reserve reports, mining information, permit applications, books, records, data, title and other reports, tax tickets, tax appraisals, documents, papers, instruments and other materials of all kinds relating to the Purchased Assets (collectively, the “Data”).

2. Liabilities.

(a) The parties hereby agree that Buyer does not and shall not hereby assume or accept any liabilities, obligations or responsibilities of Seller or any Affiliate (as defined below), Predecessor (as defined below), successor in interest (as defined below), related person (as defined below), lessee, sublessee or contractor of Seller relating to the Purchased Assets or

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Seller’s business, or any other liabilities, obligations or responsibilities (including liabilities which are contingent and liabilities imposed by future legislation) which are related to the ownership, condition, use or operation of the Purchased Assets or the operation of Seller’s business prior to the Closing Date. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any shareholder, partner, member, director or officer of such person or entity or any other person or entity that controls, is controlled by or is or was under common control with such person or entity. “Predecessor” shall mean any predecessor-in-interest to Seller, including any person or entity which owned or controlled any Purchased Assets prior to Seller taking title thereto; and “related person” and “successor in interest” shall have the meanings ascribed to such terms in or in connection with the Coal Industry Retiree Health Benefits Act of 1992, as amended (the “Coal Act”).

(b) The parties hereby agree that Buyer shall be responsible for any liabilities, obligations or responsibilities (including liabilities which are contingent and liabilities imposed by future legislation) which are related to the ownership, condition, use or operation of the Purchased Assets following the Closing Date, or the operation of Buyer’s business following the Closing Date.

(c) Within ten (10) business days following the Effective Date, Seller shall provide Buyer with a letter from each person or entity with a mortgage, lien or encumbrance against the Real Property and listed in Schedule 7 (f) setting forth the amount, as of the date of the letter, required to pay off, or satisfy, the mortgage, lien or encumbrance, as well as a per diem rate for any periods beyond the date of the letter.

3. Closing Time and Place/ Conditions to Closing.

(a) The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place on or before December 31, 2010 (“Closing Date”) at 10 a.m., Eastern Time, at the offices of Buyer, or in escrow through Escrow Agent, or at such other location or such other time that the parties may agree. Notwithstanding any other term, section or provision of this Agreement, if the Closing does not take place on or before December 31, 2010, Seller shall then have the right, at its sole option, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and, except as otherwise specifically provided in this Agreement, neither party hereto will have any further rights or obligations hereunder.

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(b) Unless waived by Buyer, the obligations of Buyer under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent. If any of the below conditions are not satisfied on or before Closing, Buyer will have the right, exercisable at Buyer’s sole election, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and, except as otherwise specifically provided herein, no party hereto will have any further rights or obligations hereunder:

(i) the truth and accuracy as of the date of the Closing of each and every warranty and representation herein made by Seller;

(ii) Seller’s timely performance of and compliance with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement;

(iii) Buyer has not elected to exercise a right to terminate this Agreement pursuant to Section 13 below; and

(iv) Buyer and Forestland have agreed on the form and substance of the Surface Use Agreement prior to Closing.

(c) Unless waived by both Buyer and Seller, the obligations of the Parties under this Agreement, including, without limitation, Seller’s obligation to sell the Purchased Assets, are expressly made subject to the closing of the acquisition from Seller by Forestland of approximately 46,300 acres of surface properties pursuant to the terms of that certain Expression of Interest letter agreement, dated September 30, 2010, among Seller, Buyer and Forestland. If this condition is not satisfied on or before the Closing, either Buyer or Seller will have the right, exercisable at the discretion of either of them, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and no party hereto will have any further rights or obligations hereunder.

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4. Purchase Price; Escrow Money.

(a) The purchase price (the “Purchase Price”) for the Purchased Assets shall be Ninety-Seven Million Two Hundred Fifty Thousand Dollars ($97,250,000.00) subject to adjustment as provided in this Agreement. At the Closing, Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds to an account(s) designated by Seller.

(b) The Purchase Price shall be allocated among the Purchased Assets as mutually agreed upon by Seller and Buyer and reduced to writing at or before Closing. The parties hereto shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement (which for such purposes includes the Transaction Documents (as defined in Section 5(c) hereof)) in a manner consistent with such allocation, including the preparation and filing of Form 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (or any successor form or successor provision of any future tax law, or any comparable provision of state or local tax law), with respect to their respective federal, state and local income tax returns for the taxable year that includes the Closing Date and shall not take any position contrary thereto in connection with any amended return.

(c) Within five (5) business days of the Effective Date, Buyer shall deposit with Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000.00) as earnest money under this Agreement (the “Earnest Money”). Escrow Agent shall hold the Earnest Money in accordance with the terms of this Agreement, and the Earnest Money shall be paid to Seller and credited against the Purchase Price at Closing.

5. Prepaid Royalties and Apportioned Taxes. The following shall be apportioned and adjusted between Seller and Buyer at the Closing as of 12:01 A.M. on the Closing Date (the “Effective Time”):

(a) Production royalties, prepaid royalties and advance royalties (collectively,

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“Royalties”), and all other amounts payable by mineral lessees under the Contracts. All Royalties under the Contracts for coal or oil, gas, or other minerals that are payable for periods after the Effective Time but received by Seller shall be paid to Buyer and notice of such shall be given to all mineral lessees promptly after Closing. Any unrecouped portions of advance minimum or prepaid Royalties paid to Seller before Closing pursuant to a Contract that permits recoupment by the Lessee after the Effective Time shall be paid to Buyer after Closing or, if known at Closing, shall be deducted from the Purchase Price. In either case, such payments shall be deemed a reduction in the Purchase Price. Any such amounts payable in arrears with respect to a period preceding the Closing, to the extent received by Buyer after the Closing for such period, shall be paid by Buyer to Seller. Seller and Buyer agree to return to the other any payments each may receive from and after the Closing which, pursuant to the terms hereof, have been paid to either of such parties in error; and

(b) The taxes described in 9 (c) below.

6. Deliveries at Closing. At Closing the following deliveries will be made by the Parties:

(a) Deliveries to Buyer. Seller is delivering to Buyer:

(i) a receipt for the payment of the Purchase Price, duly executed by Seller;

(ii) special warranty deeds, with Permitted Title Exceptions as defined in Section 7(f), for each county in which the Real Property is located, conveying and transferring to Buyer title to the Real Property and its appurtenances, in substantially the form of Exhibit 6) a) (ii), each to be duly executed by Seller and Buyer;

(iii) assignment and assumption agreements (“Assignments”) conveying and transferring to Buyer all of the right, title and interest of Seller in, to and under the Contracts, the Permits and the Data, in substantially the forms of Exhibit 6 (a) (iii) each to be duly executed by Seller and Buyer;

(iv) evidence reasonably satisfactory to Buyer that all of the Consents (as defined in Section 7(d) hereof) have been obtained;

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(v) evidence reasonably satisfactory to Buyer that any Encumbrance to be Paid at Closing (as defined in Section 7 (f) hereof) existing on the Purchased Assets has been released or will be paid from Seller’s funds at Closing and released at Closing;

(vi) a certificate signed by a Member or other authorized officer of Seller certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of Seller’s Members authorizing the execution and delivery of this Agreement and the performance of all actions contemplated hereby;

(vii) a certificate signed by a Member or other authorized officer of Seller certifying that Seller is not a foreign person in accordance with Section 1.1445-2(b) of the Treasury Regulations;

(viii) a good standing certificate for Seller issued by the Commonwealth of Kentucky, dated not more than five (5) days prior to the Closing Date;

(ix) a closing statement setting forth the prorations and costs allocated pursuant to this Agreement the cash due from Buyer and the net proceeds due to Seller (the “Closing Statement”); and

(x) such other documents or instruments as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

(b) Deliveries to Seller. Buyer is delivering to Seller:

(i) a wire transfer of immediately available funds in an amount equal to the net cash due from Buyer, as shown on the Closing Statement;

(ii) the Assignments, duly executed by Buyer;

(iii) a certificate signed by the Secretary or an Assistant Secretary of Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the Board of Directors of the general partner of Penn Virginia Resource Partners, L.P., the in direct parent of Buyer, authorizing the execution and delivery of this Agreement and the performance of all transactions contemplated hereby;

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(iv) a good standing certificate for Buyer issued by the Secretary of the State of the State of Delaware dated not more than five (5) days prior to the Closing Date;

(v) the Closing Statement, duly executed by Buyer and such other documents or instruments as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

(c) Transaction Documents.

The agreements, instruments and documents referenced in this Section 6 , together with this Agreement and such other agreements and instruments required to be delivered pursuant to this Agreement, are referred to herein collectively as the “Transaction Documents.” The Transaction Documents to be executed and delivered by Seller hereunder are referred to herein collectively as the “Seller Transaction Documents.” The Transaction Documents to be executed and delivered by Buyer hereunder are referred to herein collectively as the “Buyer Transaction Documents.”

7. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Seller has all requisite limited liability company power and authority to own, lease and operate the Purchased Assets and conduct its business as and where currently being conducted. Seller is qualified or registered to do business and is in good standing as a foreign entity in the jurisdictions in which the nature of the business conducted by it or the ownership or use of the assets and properties constituting its business make such qualification necessary, except to the extent that such failures to qualify or be registered and in good standing could not reasonably be expected to have a material adverse effect on the value of the Purchased Assets.

(b) Authorization and Enforceability. Seller has full limited liability power and authority to execute, deliver and perform its obligations under this Agreement and the other Seller Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other

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Seller Transaction Documents have been duly authorized by all necessary corporate action on the part of Seller, including any required approval of its Members. This Agreement and the other Seller Transaction Documents have been, or at Closing will be, duly executed and delivered by Seller. This Agreement and the other Seller Transaction Documents are, or at Closing will be, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(c) No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the other Seller Transaction Documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Seller with any of the provisions hereof and thereof will not, either immediately or with the passage of time or the giving of notice or both, (i) contravene any provision of the certificate of formation or limited liability company agreement or similar organization document of Seller; (ii) violate, conflict with, result in a breach of or constitute a default under, or result in or permit the termination, modification, acceleration or cancellation of (A) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement (written or oral) to which Seller is a party, or by which Seller may have rights or by which any of the Purchased Assets may be bound or affected, (B) any Permit or (C) any Laws and Regulations (as defined in Section h(h) hereof), including any bulk sales law; (iii) result in the creation of any Encumbrance upon all or any part of the Purchased Assets; or (iv) give rise to any right of rescission or similar remedy under any corporation or securities law with respect to any of the transactions contemplated by this Agreement.

(d) Approvals and Consents. Except for the consents required under the agreements described on Schedule 7(d) attached hereto (the “Consents”), no permit, consent, approval, waiver, easement, license or other authorization of or declaration to or filing with or by any federal, state or local governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or any court or arbitrator (each a “Governmental Authority”) or any person or entity is required in connection with the execution or performance of this Agreement or the other Seller Transaction Documents by Seller or the consummation by Seller of the transactions contemplated hereby and thereby. Except for the consent of TKY Acquisition, LLC, Seller has obtained all of the Consents. Promptly after the Closing Seller and Buyer will request

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TKY Acquisition, LLC to give its consent to an assignment from Seller to Buyer of that certain Mining and Surface Damage Agreement described on Schedule 7 (d). In the event TKY Acquisition, LLC does not consent to the assignment within 90 days of the Closing, Seller shall pursue all available remedies against TKY for breach of the Mining and Surface Damage Agreement.

(e) Brokerage. Except as set forth in Schedule 7(e), neither Seller nor any of its Affiliates has made any agreement or taken any other action which might cause any person or entity to become entitled to a broker’s or finder’s fee or commission as a result of the transactions contemplated hereby.

(f) Title to Purchased Assets. Seller owns and, to Seller’s knowledge, has good and valid title to the estates in the Real Property described in Seller’s various vesting deeds, and the Purchased Assets are free and clear of all liens and encumbrances except for those mortgages and other security interests identified as “Encumbrances to paid at Closing” on Schedule 7(f) attached hereto, which will be satisfied from the sales proceeds of Seller and will be released at Closing. Seller has delivered, or will deliver or make available to Buyer all title insurance policies available to Seller that relate to the Real Property and with respect to the Real Property that is not insured by those policies Seller has delivered or will deliver and make available to Buyer any title reports, title opinions or title abstracts relating to such uninsured Real Property. (collectively Seller’s title policies and the additional information relating to the uninsured Real Property are referred to as the “Title Information”). To Seller’s knowledge, all Title Information is substantially true and accurate. Seller will forever warrant and defend title to the Purchased Assets unto Buyer, its successors and assigns, against all claims and demands of all parties claiming by, through or under Seller except for matters identified as “Permitted Exceptions” on Schedule 7(f) hereto (the “Permitted Exceptions”) and matters to be listed as Permitted Exceptions on special warranty deeds to be delivered by Seller at Closing not otherwise objected to by Buyer pursuant to Section 13(b) below. The Map attached hereto as part of Schedule 1(a) has been prepared by Seller and, to Seller’s knowledge, accurately shows the approximate boundary lines of the Real Property, but Seller makes no warranty as to boundaries, descriptions, amount of acreage, location, encroachments or any other such matter that might be disclosed by an accurate survey or inspection of the Real Property.

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(g) Contracts. Schedule 1(b) attached hereto contains a true, correct and complete list of all of the Contracts, including all amendments and modifications thereto. Other than the Contracts, neither Seller nor any of its Affiliates is a party to or bound by the terms of any other contract or agreement with respect to the Purchased Assets. True, complete and correct copies of all of the Contracts have been delivered previously to Buyer. With respect to each Contract, (i) to Seller’s knowledge, such Contract is legal, valid, binding and enforceable; (ii) such Contract is in full force and effect; (iii) neither Seller nor, to Seller’s knowledge, any other party thereto, is in breach of or default under, and, to Seller’s knowledge, no event has occurred (or, to Seller’s knowledge, is likely to occur) which with notice or lapse of time (or both) would constitute a breach of or default under, or would permit termination, modification or acceleration of, such Contract; (iv) no party has repudiated or, to Seller’s knowledge, threatened to repudiate any provision of such Contract; and (v) Buyer’s acquisition of the Purchased Assets at the Closing will not give rise to a breach, default or violation in any material respect by Seller or Buyer of such Contract and will not, except as set forth on Schedule 7(d) attached hereto, require the consent or approval of any third party.

(h) Proceedings; Judgments. Except set forth on Schedule 7(h) attached hereto, there are no actions, suits, claims, investigations or proceedings (including any arbitration or mediation or similar proceedings) (collectively “Proceedings”) pending or, to Seller’s knowledge, threatened against Seller or affecting the Purchased Assets, and Seller is not aware of any basis for any such Proceeding. There are currently no outstanding judgments, decrees, orders or awards of any Governmental Authority against Seller, or any Affiliate of Seller, which relate to or arise out of the ownership, condition, use or operation of the Purchased Assets.

(i) Compliance with Laws. Except as set forth on Schedule 7(i) attached hereto, to Seller’s knowledge, Seller has not violated or failed to comply with any federal, state or local constitution, statute, law, ordinance, rule or regulation, including, but not limited to, those relating to zoning, environmental matters, reclamation, permits, bonding, employees, wages and occupational health and safety, or any judgment, award, decree, injunction, ruling or order of any Governmental Authority (collectively, “Laws and Regulations”) applicable to Seller or the Purchased Assets. Except as set forth on Schedule 7(i) attached hereto, to Seller’s knowledge, Seller’s conduct of its business and ownership, use and operation of the Purchased Assets, and,

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to Seller’s knowledge, any other Permit holder’s use and operation of the Purchased Assets, does not violate or fail to comply with any Laws and Regulations. Except as set forth on Schedule 7(i) attached hereto, Seller has not received any written notice or other communication from any Governmental Authority of any violation of any Laws and Regulations.

(j) Environmental Matters. To Seller’s knowledge, Seller has conducted its business and operated and maintained the Purchased Assets in compliance with all applicable federal, state and local environmental protection Laws and Regulations (collectively, “Environmental Laws”). Except as set forth on Schedule 7(j) attached hereto, Seller has not, and Seller has no knowledge that any other person or entity has, (i) generated, stored, treated, recycled or disposed of any Hazardous Substance (as defined below) on the Real Property or (ii) released or discharged any Hazardous Substance into the soil, surface water, groundwater, land or subsurface strata, ambient air or other environmental medium on the Real Property, or (iii) allowed any portion of the Real Property to be used as a dump to receive garbage, refuse, or waste whether or not hazardous. Seller has not received, and Seller has no knowledge that any other person or entity has received, any notice, complaint, order or action from any Governmental Authority or person or entity relating to any Hazardous Substance or any non-compliance with any applicable Environmental Law with respect to the Real Property or the Purchased Assets. No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute material non-compliance by Seller with, or a material violation by Seller of, any applicable Environmental Law. For purposes of this Section 7(j), the term “Hazardous Substance” shall mean each and every element, compound, chemical mixture, petroleum and gas product, contaminant, pollutant, or substance, including without limitation, substances which are toxic, carcinogenic, ignitable, reactive, explosive, radioactive or otherwise dangerous and any other substance defined as a hazardous substance, hazardous waste, hazardous material, toxic material, toxic waste or special waste under any Laws and Regulations. Without limiting the foregoing, to the knowledge of Seller, except in areas that are subject to regulatory permits and at the two old tipple tracts in the State of Tennessee, there are not on or in the Real Property any pigments, hydraulic oils, electrical transformers or other equipment containing polychlorinated biphenyls.

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(k) Remedial Work. To Seller’s knowledge, except as set forth on Schedule 7(k) attached hereto, there is no water treatment, reclamation or other remedial work or condition related to coal mining which is existing or required to be performed on the Real Property, except with regard to the Permits and Buyer will be under no obligation to perform and/or pay for any such reclamation or other remedial work.

(l) Coal Act. Seller is not a “signatory operator” or “related person” under the Coal Act.

(m) Labor Liabilities and Obligations. Seller is not and has never been a party to any collective bargaining or similar agreement, and Seller has not and has never had any obligation to bargain or negotiate with any union or collective bargaining representative.

(n) Accuracy of Information. No statement made or condition or event described in this Agreement or any other Seller Transaction Document or in any schedules or exhibits attached hereto or thereto, or in any other written information, documents, statements or materials furnished by Seller to Buyer in connection herewith or therewith, contains any material misrepresentation or untrue statement of a material fact by Seller, or omits any fact required to be stated therein necessary to make such statement not misleading.

(o) ERISA. For purposes of Section 3(14) of the Employee Retirement and Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”). Seller is not a party in interest with Buyer, and the Purchased Assets do not constitute an asset of an employee benefit plan affiliated with Seller, as defined in Section 3(3) of ERISA.

(p) Mining Operations. Except as set forth on Schedule 7(p) there are no current ongoing mining operations on any portion of the Real Property.

(q) Taxes. All taxes of every kind and character assessed against the Purchased Assets or arising from the ownership or operation thereof prior to the Closing Date have been paid by Seller or will be paid at the Closing.

(r) Real Property Interests of Seller. Other than the Real Property described in Section 1 (a) above, Schedule 7 (r) is a complete listing of all real property interests of any type

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or kind, including fee properties, leases, coal, oil and gas (including coalbed methane) and other mineral estates and other real estate interests, and all access and mining rights including, without limitation, all tenements, hereditaments, easements, appurtenances and privileges belonging thereto (“Other Real Property Interests”), owned, leased, occupied or controlled by the Seller or its Affiliates, as defined in Section 2 (a) above, within the “Area” as defined in Section 9 (i) below and depicted on the map attached hereto as Exhibit 9 (i); provided however, that for purposes of this Section 7 (r), Begley Lumber Company, Inc. shall not be deemed to be an Affiliate.

8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authorization and Enforceability. Buyer has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Buyer Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the other Buyer Transaction Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Transaction Documents are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(c) No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby and the compliance by Buyer with any of the provisions hereof and thereof will not, either immediately or with the passage of time or the giving of notice or both, (i) contravene any provision of the certificate of formation or limited liability company agreement or similar organization document of Buyer; (ii) violate,

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conflict with, result in a breach of or constitute a default under, or result in or permit the termination, modification, acceleration or cancellation of (A) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement (written or oral) to which Buyer is a party, (B) any Permit or (C) any Laws and Regulations, including any bulk sales law; or (iii) give rise to any right of rescission or similar remedy under any corporation or securities law with respect to any of the transactions contemplated by this Agreement.

(d) Brokerage. Neither Buyer nor any of its Affiliates have made any agreement or taken any other action which might cause any person or entity to become entitled to a broker’s or finder’s fee or commission as a result of the transactions contemplated hereby.

9. Other Agreements.

(a) Further Assurances. At or after the Closing, either party, at the request of the other party, will execute and deliver to the requesting party all such further assignments, deeds, agreements, contracts, instruments and other documents (including but not limited filings with the Securities and Exchange Commission) as the requesting party may reasonably request in order to perform, accomplish, perfect or record, if reasonably necessary, the sale, assignment, transfer and delivery to Buyer of the Purchased Assets as contemplated by this Agreement and to otherwise carry out the intention of this Agreement.

(b) Transfer Taxes. Seller shall pay all state and local transfer taxes (but not recording fees) arising from and with respect to recording the special warranty deeds conveying the Purchased Assets.

(c) Other Taxes. Any and all ad valorem real property taxes, including the tax on unmined minerals, for the calendar year 2010 due with respect to the Real Property or payable by Seller pursuant to the terms of the Contracts shall be prorated between Seller and Buyer as of the Closing Date on a calendar year basis If actual tax bills for the calendar year of Closing are not available, said taxes will be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing, with such obligation to survive the Closing.

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(d) Transaction Expenses. Each of the parties hereto shall pay its own expenses and the fees and expenses of its counsel, accountants, consultants and other experts and representatives incurred in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(e) Assistance in Title Matters. Seller shall execute and deliver all documents, make all truthful and appropriate affirmations, testify in any Proceedings and do all other acts that may be necessary or desirable, in the opinion of counsel for Buyer, to perfect of record the title of Buyer to the Purchased Assets; provided however, that no such actions shall be required of Seller if they might expand the special warranty made by Seller in the special warranty deeds nor shall any such actions be construed or interpreted to expand that warranty.

(d) Maintenance of Books and Records. Buyer and Seller shall cooperate fully with one another after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client or other legal privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets (whether in the possession of Seller or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets shall be destroyed by any party for a period of two (2) years after the Closing Date (or such longer period as is required by applicable law) without giving the other party at least thirty (30) days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 9(f) shall be during normal business hours and upon not less than two days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

(f) Cessation of Existence. Seller shall not voluntarily dissolve, liquidate or otherwise seek to end its existence as a legal entity at any time prior to the third anniversary of the Closing Date.

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(h) Surface Use Agreement. In the event following Closing it is determined that Seller, its Affiliates or Begley Lumber (as defined below) own the surface properties or rights overlying any of the Real Property purchased by Buyer hereunder, Seller shall, or shall cause its Affiliates and/or Begley Lumber, as the case may be, to enter into a surface use agreement with Buyer substantially similar to the Surface Use Agreement between Buyer and Forestland executed in connection with the transaction contemplated herein.

(i) Seller’s Activities in the Area.

(i) The parties hereto specifically acknowledge and agree that, except the Other Real Property Interests identified on Schedule 7 (r), this Agreement is intended to govern the purchase and sale of all right, title and interest of Seller and its Affiliates, as defined in Section 2 (a) above, in, to and under all Real Property owned by Seller and its Affiliates in the area generally depicted on the map attached hereto as Exhibit 9(i) (the “Area”). The Area, as depicted in Exhibit 9(i), is intended to be a one mile circumference around each of the Mineral Tracts, Fee Tracts, and Mineral Production Tracts included in the Purchased Assets, as well as any other real property interests transferred to Buyer hereunder. Seller agrees that, to the extent that Seller or Buyer discovers that Seller or any of its Affiliates has any other real property interests in the Area not included in the Real Property or identified on Schedule 7 (r), Seller shall, or shall cause such Affiliate to, promptly transfer such other real property interests to Buyer without any further consideration, and Exhibit 9 (i) shall be deemed modified to include a one mile circumference around the other real property interests.

(ii) For a period of five (5) years following the Closing Date, neither Seller nor its Affiliates shall directly or indirectly acquire, own, lease, license or control any real property interests in the Area, including fee properties, leases, royalty interests, coal, oil and gas (including coalbed methane) and other mineral estates and other real estate interests, and all access, mining rights including without limitation, all tenements, hereditaments, easements, appurtenances and privileges belonging thereto, or other similar interests. Notwithstanding anything to the contrary contained in this Agreement, Begley Lumber Company, Inc., a Kentucky corporation (“Begley Lumber”) and an Affiliate of the Seller, shall have the right to acquire fee and surface properties within the Area for purposes of timber production, provided,

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(x) in the event the fee property purchased by Begley Lumber includes the mineral rights on such property, Begley Lumber shall offer in writing to sell such mineral rights to the Buyer for a purchase price equal to the price paid by Begley Lumber for such mineral rights and upon terms usual and customary within the Area for the purchase of mineral rights, and (y) if Buyer then purchases the mineral rights or if the timber property purchased by Begley Lumber is surface estate only overlying minerals owned by Buyer, Begley Lumber shall enter into a surface use agreement with Buyer substantially similar to the Surface Use Agreement between Buyer and Forestland executed in connection with the transaction contemplated herein.

10. Nature and Survival of Covenants and Representations. With respect to the several covenants, agreements, representations and warranties of the parties hereto in this Agreement or in any schedule or exhibit hereto or any certificate or other document delivered pursuant to this Agreement: (a) the covenants and agreements shall survive the Closing indefinitely; and (b) the representations and warranties shall survive until two (2) years after the Closing Date, except that the representations and warranties of Seller set forth in Sections 7(a), 7(b) and 7(e), hereof and of Buyer set forth in Sections 8(a), 8(b) and 8(d) hereof shall survive indefinitely. Exceptions or qualifications to any representation and warranty contained herein shall not be construed as exceptions or qualifications to any other representation and warranty. All rights to indemnification contained in this Agreement shall not terminate but shall continue indefinitely, subject to the terms hereof.

11.	Indemnification and Right to Defend.

(a) Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates, shareholders, members, directors, officers, employees and agents and each of its and their respective successors and assigns harmless from and against any and all claims, demands, actions, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature, including, but not limited to, reasonable attorneys’ fees and disbursements, and any and all related litigation costs and expenses (hereinafter collectively, “Damages”), directly or indirectly arising out of, resulting from or in connection with any of the following:

(i) the breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any certificate or other document delivered pursuant to this Agreement;

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(ii) the breach of or default in the performance by Seller of any covenant, agreement or obligation in this Agreement;

(iii) any liability, including but not limited to, any environmental liability, associated with, or arising in connection with, the Purchased Assets or the business of the Seller not expressly assumed or undertaken herein by Buyer in accordance with Section 2 (b) above; and

(iv) any retiree health benefit obligation of Seller or any Affiliates, Predecessors or its successors in interest of Seller which may be imposed on Buyer or any of its Affiliates with respect to the Purchased Assets, including, but not limited, to (i) any obligations for Coal Act liabilities or similar premiums currently existing or which may be imposed pursuant to any successor statute or amendment to the Coal Act, (ii) any black lung and other liabilities arising under the Federal Mine Safety and Health Act of 1977 currently existing or which may be imposed pursuant to any successor statute or amendment thereto, or (iii) any workers compensation benefits; and

(iv) any liability which may be imposed on Buyer or any of its Affiliates with respect to the Purchased Assets the cause of action with respect to which first arose prior to the Closing in connection with the ownership, condition, use or operation of the Purchased Assets, including, but not limited to, any liability arising in connection with the Proceedings described on Schedule 7(h) attached hereto.

(b) Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Seller and its Affiliates, shareholders, members, directors, officers, employees and agents and each of its and their respective successors and assigns harmless from and against any and all Damages, directly or indirectly arising out of, result from or in connection with any of the following:

(i) the breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or any certificate or other document delivered pursuant to this Agreement;

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(ii) the breach or default in performance by Buyer of any covenant, agreement or obligation in this Agreement;

(iii) any liability, including but not limited to, any environmental liability, associated with, or arising in connection with, the Purchased Assets or the business of the Buyer expressly assumed or undertaken herein by Buyer in accordance with Section 2 (b) above; and

(iv) any physical damage to the Real Property or any other property, and any injury to or death of any person, including any employee or contractor of Buyer or any third party, caused by or resulting from the inspections and examinations performed by or on behalf of Buyer pursuant to this Agreement. This Section 11 (b) iv shall survive Closing and any termination or cancellation of this Agreement.

(c) Procedures for Establishment of Damages for Third Party Claims. Promptly after the receipt by any party seeking indemnification hereunder (an “Indemnitee”) of a notice of any claim, action, suit or proceeding by any third party that may be subject to indemnification hereunder, such Indemnitee shall give written notice of such claim to the indemnifying party (the “Indemnitor”) stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnitee to give such notice shall not relieve the Indemnitor from liability on account of this indemnification, except if and to the extent that the Indemnitor is actually prejudiced thereby. The Indemnitor, at its own expense, shall have the right to assume the defense of the Indemnitee against the third party claim so long as (i) the Indemnitor proceeds in good faith and in a timely manner, (ii) such claim which involves (and continues to involve) solely monetary damages, (iii) the Indemnitor expressly agrees that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such claim, (iv) the defense of such claim by the Indemnitor will not, in the reasonable judgment of the Indemnitee, have any continuing material adverse effect on the Indemnitee’s business and (v) the Indemnitor makes reasonably adequate provision to ensure the

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Indemnitee of the ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result. So long as the Indemnitor has assumed the defense of the third party claim in accordance herewith and notified the Indemnitee in writing thereof, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim. The Indemnitor shall pay costs and expenses of counsel for the Indemnitee (A) for all periods prior to such time as the Indemnitor has notified the Indemnitee that it has assumed the defense of such third party claim and (B) if there is a conflict of interest between the Indemnitor and the Indemnitee. The Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitor (which consent shall not to be unreasonably withheld or delayed) and the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitee (which consent shall not to be unreasonably withheld or delayed). The parties shall use commercially reasonable efforts to minimize losses from claims by third parties and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor shall have assumed the defense of a third party claim, the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into without the Indemnitor’s prior written consent, which consent shall not unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnitee shall have the sole and exclusive right to settle any third party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such claim involves equitable or other non-monetary relief.

(d) Procedures for Indemnification Claims by the Parties. In the event that an Indemnitee shall otherwise assert the incurrence of Damages which may be subject to indemnification hereunder, the Indemnitee shall give written notice to the Indemnitor of the nature and amount of the Damages asserted. If the Indemnitor, within a period of thirty (30) days after receipt of the Indemnitee’s notice, shall not give written notice to the Indemnitee contesting such assertion, the Indemnitee’s assertion shall be deemed accepted and the amount of Damages shall be deemed established and shall be paid promptly. In the event, however, that contest notice is given to the Indemnitee within such thirty (30) day period, then the contested assertion of Damages shall be settled in accordance with Section 12(l) hereof.

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(e) Purchase Price Adjustment. Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

(f) No Effect of Investigation. No right to indemnification under this Section 11 shall be limited by reason of any investigation or audit conducted before or after the Closing by any party hereto or the decision by such party to complete the Closing. Buyer shall have the right, irrespective of any audit or investigation by Buyer, to reasonably rely on the representations, warranties and covenants of Seller contained herein. Seller acknowledges and agrees that none of the representations and warranties of Seller in this Agreement is to be affected or limited by any previous disclosures, express or implied, to Buyer, its officers, representatives or professional advisors.

12. Miscellaneous.

(a) Amendment and Waiver. The parties may, by mutual written agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party; (iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such extension or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. No such extension or waiver by any party hereto, nor any waiver by any party hereto of any breach of any provision of this Agreement, shall operate or be construed as a waiver of any subsequent breach, whether or not similar. No failure or any delay by any party hereto in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not alternative.

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(b) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Buyer may assign its rights under this Agreement to any Affiliate of Buyer. Without limiting the foregoing, Buyer shall also have the right without such consent to assign and delegate all or any portion of its remaining rights and corresponding obligations under this Agreement, together with all surviving terms and conditions of this Agreement, to any successor in interest to, or assignee of, Buyer or any of the Purchased Assets or as collateral security to any lender to Buyer.

(c) Notice. Except as otherwise specified in this Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (including by a nationally-recognized overnight courier) on the date when personally delivered to the party to whom notice is to be given or on the date of transmission if sent by confirmed facsimile transmission and properly addressed as follows:

To Seller at:

Begley Properties, LLC

2001 Russell Dyche Memorial Highway 80

P.O. Box 2800

London, Kentucky 40743-2800

Attention: Curtis Asher, CFO

Facsimile No.: (606) 877-5402

With a copy to:

Cunnagin and Cunnagin

201 South Main Street

P.O. Box 1070

London, Kentucky 40743-1070

Attention: Willis C. Cunnagin

Facsimile No.: (606) 878-2711

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To Buyer at:

Penn Virginia Operating Co., LLC

Seven Sheridan Square

Suite 400

Kingsport, TN 37660

Attention: Keith D. Horton, President

Facsimile No.: (423) 723-0210

With a copy to:

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, PA 19087-4564

Attention: General Counsel

Facsimile No.: (610) 975-8202

To Escrow Agent at:

Fidelity National Title Company

One Park Avenue

Suite 1402

New York, New York 10016

Attn: Robert L. Simon

Facsimile No.: (212) 481-1325

Any party may change its address for the purposes of this Section by giving the other party hereto written notice of the new address in the manner set forth above.

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(d) WAIVER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER SELLER TRANSACTION DOCUMENTS, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, QUALITY, QUANTITY, RECOVERABILITY, TITLE OR OTHERWISE, AS TO THE PURCHASED ASSETS OR ITS INTERESTS THEREIN, AS TO THE COAL RESERVES OR MINING RIGHTS OR NATURAL GAS OR COALBED METHANE RESERVES OR DEVELOPMENT RIGHTS OWNED BY SELLER AND INCLUDED IN THE PURCHASED ASSETS OR AS TO THE CONDITION OF THE PURCHASED ASSETS, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF THROUGH ENGINEERS AND OTHER REPRESENTATIVES SELECTED AND EMPLOYED SOLELY BY BUYER.

(e) Exhibits and Schedules. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky without giving effect to the conflicts of laws principles thereof.

(g) Severability. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

(h) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any person or entity other than the parties hereto (and the Indemnitees referred to in Section 10 hereof) and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability,

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reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right which may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

(j) Construction. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event that any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When used in this Agreement, the number and gender of each pronoun or other term shall be construed to mean such number and gender as the context, circumstance or antecedent may require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. Section references refer to this Agreement unless otherwise specified.

(k) Headings. The headings preceding the text of the sections and paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(l) Arbitration. Any disputes and claims arising under this Agreement shall be resolved by binding arbitration as set forth below. If at any time any party shall desire to bring a claim for any Damages against the other, and the parties cannot agree upon the resolution of such claim, then such claim shall be referred to a board of arbitrators (the “Board”). The Board shall be composed of one representative of Seller and one representative of Buyer, to be selected by Seller and Buyer, respectively, and a third arbitrator who shall be chosen by the two arbitrators

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herein provided for. Each arbitrator shall have at least ten (10) years experience in the mineral development or mineral land management business. In the event that the two arbitrators are unable to agree within ten (10) days upon a third arbitrator, then the American Arbitration Association shall designate a disinterested person to act as such arbitrator; and, in the event that the Receiving Party (as defined below) should, for a period of thirty (30) days after receipt of an Arbitration Notice (as defined below), fail to select and make known in writing to the Notifying Party (as defined below) the arbitrator selected by the Receiving Party, the Board shall be comprised of the one sole arbitrator chosen by the Notifying Party. Either party (the “Notifying Party”) may at any time serve upon the other (the “Receiving Party”) a notice (an “Arbitration Notice”) setting forth the point or points upon which the decision of the Board is desired and the identity of the arbitrator chosen by the Notifying Party. Within thirty (30) days after the date of such Arbitration Notice, the Receiving Party shall deliver a counter-notice to the Notifying Party which shall identify the arbitrator chosen by the Receiving Party and which may specify any additional points or differences arbitrable hereunder upon which the Receiving Party may desire a decision. The Board shall give thirty (30) days written notice of the time and place of hearing to the respective parties and, after such hearing, shall determine questions submitted to it for arbitration and make its decision and award in writing. To the extent that these arbitration provisions are strictly complied with, the decision and award of a majority of the arbitrators (or the sole arbitrator, as the case may be) shall be final, conclusive and obligatory upon the parties to this Agreement and their successors and assigns unless clearly erroneous. Each party hereto agrees to abide by and comply with every such decision and award. Judgment on the award of the Board may be entered and enforced by a court of competent jurisdiction unless found by such court to be clearly erroneous or not in compliance with these arbitration provisions. The costs of each party in connection with any such arbitration shall in the first instance be paid by such party, but if such party substantially prevails therein, it shall be reimbursed therefor by the other party, and the question of costs shall in each case be determined by the Board when it renders its decision on the question or questions submitted to it. Notwithstanding the requirement to arbitrate any dispute, any party may apply to a court for interim measures, such as injunctions, attachments and conservation orders, which measures may be immediately enforced by court order. Any decision with respect to such interim measures shall promptly be referred to the Board for review and final decision.

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(m) Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and the other Transaction Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(n) Time of Essence. Time is of the essence of this Agreement.

13. Condition of Property; Buyer’s Inspections

(a) Condition of Property; Damage; Condemnation.

(i) Seller agrees that at the Closing the Purchased Assets will be in the same condition as exists on the Effective Date, subject to condemnation and casualties beyond Seller’s control. All risk of loss to the Purchased Assets or any part thereof prior to the Closing will be borne entirely by Seller. During the term of this Agreement, Seller will not permit the mining or removal of any minerals from the Real Property, except as set forth on Schedule 7(q), without the prior consent of Buyer. Mining operations, oil and gas production and other such activities done in the normal course of business will continue uninterrupted.

(ii) If at any time prior to the Closing, the Real Property or any part thereof (including, but not limited to, minerals which are included as part of the Real Property) is destroyed or damaged by fire or other casualty, then Buyer, at its sole option, may elect either (i) to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and no party hereto will have any further rights or obligations hereunder or (ii) to purchase the Purchased Assets, whereupon the Purchase Price will be reduced as mutually agreed by Seller and Buyer.

(iii) If at any time prior to the Closing, any action or proceeding is filed or threatened under which the Purchased Assets or any part thereof may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, then Buyer at its sole option may elect either (i) to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and no party hereto will have any further rights or obligations hereunder, or (ii) to purchase the Purchased Assets pursuant to this Agreement, notwithstanding such action or proceeding, and Seller shall assign to Buyer all proceeds of any awards payable with respect to the Purchased Assets.

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(b) Title. To the extent not previously delivered, within three (3) days of the Effective Date, Seller will deliver to Buyer copies of all vesting deeds, title opinions, and title policies pertaining to the Real Property. Buyer will have a reasonable time after receipt of a title commitment or commitments for the Real Property and copies of title exceptions to examine the title to the Real Property and furnish to Seller written notice of any objections to Seller’s title to the Real Property. Buyer shall also have the right to object to any title exceptions created or suffered between the date of the title commitment obtained by Buyer and the date of Closing. Seller may cure or remove at or prior to Closing any or all objections to Seller’s title to the Real Property. If Buyer gives such notice of objection to any such exception and Seller fails to cure or remove such exception at or prior to Closing, Buyer, at its sole option, may elect any of the following:

(i) to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and neither party hereto will have any further rights or obligations hereunder; or

(ii) to delete the portion of the Real Property subject to any such uncured or unremoved exception from the Real Property conveyed by Seller to Buyer at Closing, and the Purchase Price will be reduced by an amount equal to the product of the number of acres contained within such deleted portion multiplied by the Applicable Amount as defined below; provided however, that, in the event that total reductions in Purchase Price pursuant to this Section 13 (b) exceed Two Hundred Fifty Thousand Dollars ($250,000.00), the Seller shall then have the right, at its sole option, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and neither party hereto will have any further rights or obligations hereunder. As used in this Section 13, “Applicable Amount” shall mean for areas within an existing mining permit $1,500.00 per acre, for non-permitted areas subject to a coal mining lease $1,000. 00 per acre, and for all other areas $300.00 per acre.

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(c) Environmental Audit. Buyer will have the right at any time before Closing to obtain, at Buyer’s expense, an environmental audit or assessment of the Real Property. If such audit or assessment reveals the existence of any recognized environmental condition, waste disposal site, dump site, hazardous waste or hazardous substance, or any spillage of any petroleum, crude oil or any fraction thereof on the Real Property, Buyer will have the option, exercisable at Buyer’s sole election, either (i) to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and, except as otherwise specifically provided in this Agreement, no party hereto will have any further rights or obligations hereunder, or (ii) to delete the portion of the Real Property subject to such waste disposal, dump site, hazardous waste or hazardous substance or petroleum or crude oil from the Real Property conveyed by Seller to Buyer at Closing, and the Purchase Price will be reduced by an amount equal to the product of the number of acres contained within such deleted portion multiplied by the Applicable Amount set forth in Section 13 (c) (i) below; provided however, that in the event that total reductions in Purchase Price pursuant to this Section 13 (c) exceed Two Hundred Fifty Thousand Dollars ($250,000.00), the Seller shall then have the right, at its sole option, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and neither party hereto will have any further rights or obligations hereunder.

(d) Map Verification. Buyer may, in its sole discretion, verify that the Real Property shown on the Map attached hereto is the same as the Real Property to be conveyed by Seller at Closing and to be insured by Escrow Agent, by performing GIS studies, including but not limited to GIS mapping, of the Real Property on or before the date of Closing (the “GIS Studies”). If the GIS Studies reveal that any of the acreage set forth on the Map is not included in the acreage described on Buyer’s title commitments, then Buyer will have the option, exercisable at Buyer’s sole election, either (i) to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and, except as otherwise specifically provided in this Agreement, no party hereto will have any further rights or obligations hereunder, or (ii) to delete the portion of the Real Property that does not conform to the Map from the Real Property conveyed by Seller to Buyer at Closing, and the Purchase Price will be reduced by an amount equal to the product of the number of acres contained within such deleted portion multiplied by the Applicable Amount set forth in Section 13 (d) (i) below; provided however, that in the event that total reductions in

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Purchase Price pursuant to this Section 13 (d) exceed Two Hundred Fifty Thousand Dollars ($250,000.00), the Seller shall then have the right, at its sole option, to cancel this Agreement, whereupon Escrow Agent will return the Earnest Money to Buyer and neither party hereto will have any further rights or obligations hereunder.

14. Earnest Money; Default; Remedies; Escrow.

(a) If the purchase and sale contemplated hereby is not consummated because of a default by Buyer under this Agreement, then Escrow Agent will deliver the Earnest Money to Seller as full liquidated damages (the parties hereto acknowledging that Seller’s damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable), said payment being Seller’s sole and exclusive remedy hereunder on account of any default by Buyer, whereupon this Agreement will terminate and neither party hereto will have any further rights or obligations hereunder.

(b) If the purchase and sale contemplated hereby is not consummated because of a default by Seller under this Agreement, then Escrow Agent will return the Earnest Money to Buyer and Buyer may avail itself of any and all remedies at law or in equity, including a suit for monetary damages or specific performance; provided, however, that Buyer shall not be entitled to recover damages for the loss of the benefit of its bargain nor shall Buyer be entitled to collect any damages from Seller in excess of Five Hundred Thousand Dollars ($500,000.00). In no event shall Buyer be entitled to recover punitive or exemplary damages from Seller.

(c) The duties of Escrow Agent will be as follows:

(i) During the term of this Agreement, Escrow Agent will hold the Earnest Money in an interest bearing account approved by Buyer and will deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii) If this Agreement is terminated by the mutual written agreement of Seller and Buyer, or if Escrow Agent is unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute develops between Seller and Buyer concerning to whom the

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Earnest Money should be delivered, then in any such event, Escrow Agent will request joint written instructions from Seller and Buyer and will deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and Buyer, Escrow Agent will have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and Buyer in respect thereof, and thereafter Escrow Agent will be discharged of any obligations in connection with this Agreement.

(iii) If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Buyer arising out of the holding of the Earnest Money in escrow, Seller and Buyer will each pay Escrow Agent one-half of such reasonable and direct costs and expenses. Except for such costs and expenses, no fee or charge will be due or payable to Escrow Agent for its services as escrow holder.

(iv) By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Buyer hereunder.

(v) Buyer and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that Escrow Agent will never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that Escrow Agent may seek advice from its own counsel and will be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

SELLER	BUYER

BEGLEY PROPERTIES, LLC	PENN VIRGINIA OPERATING CO., LLC

/s/James Begley	/s/Keith Horton
By: James Begley, Member	By: Keith Horton, President

The Escrow Agent acknowledges, and agrees to be bound by, the terms and conditions of the escrow set forth in Section 14 hereof.

FIDELITY NATIONAL TITLE COMPANY

By:	/s/ Robert L. Simon
Name:	Robert L. Simon
Title:	Senior Vice President

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Schedules

1 (a)	Tracts Listing Spreadsheet with Tracts Maps

1 (b)	Contracts

7 (d)	Consents

7 (e)	Brokerage

7 (f)	Permitted Title Exceptions and Encumbrances to be Paid at Closing

7 (h)	Proceedings

7 (i)	Compliance with Laws

7 (j)	Environmental Matters

7 (k)	Remedial Work

7 (p)	Mining Operations

7 (r)	Other Property Interests

Exhibits

1 (b) (i)	Coal Lease Royalty Assignment Agreement

6 (a) (ii)	Special Warranty Deeds for Kentucky and Tennessee

6 (a) (iii)	Assignment and Assumption Agreements

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